Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-150217

333-150217-01

POWERSHARES DB COMMODITY INDEX TRACKING FUND

DB COMMODITY INDEX TRACKING MASTER FUND

SUPPLEMENT DATED JUNE 20, 2008 TO

PROSPECTUS DATED MAY 1, 2008

This Supplement updates certain information relating to DB Commodity Services LLC, contained in the Prospectus dated May 1, 2008, as supplemented from time-to-time (the “Prospectus”) of PowerShares DB Commodity Index Tracking Fund (the “Fund”) and DB Commodity Index Tracking Master Fund. All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.

1.	The initial paragraph under the sub-heading “Principals and Key Employees” on page 70 of the Prospectus is hereby deleted and replaced, in its entirety, by the following:

“Kevin Rich, Michael Gilligan and Martin Kremenstein serve as the Chief Executive Officer, Principal Financial Officer, and Chief Operating Officer, Chief Investment Officer and Vice President of the Managing Owner, respectively.”

2.	The second paragraph under the sub-heading “Principals and Key Employees” on page 70 of the Prospectus is hereby deleted and replaced, in its entirety, by the following:

“The Managing Owner is managed by a Board of Managers. The Board of Managers is comprised of Messrs. Rich, Kremenstein and Hans Ephraimson.”

3.	The biography of Gregory Collett set forth on page 71 of the Prospectus is hereby deleted and replaced, in its entirety, with the biography of Hans Ephraimson, set forth below:

“Hans Ephraimson joined Deutsche Bank AG in June 1986 and is a Managing Director in the North American Structured Sales and Global Markets Investment Products Group. Mr. Ephraimson has also been a Desk Head for foreign exchange in Deutsche Bank AG’s Institutional Clients Group for North America since January 1999. Mr. Ephraimson serves as a member of the Board of Managers of the Managing Owner. Mr. Ephraimson will serve as a principal of the Managing Owner, pending approval by the National Futures Association. Mr. Ephraimson received his Bachelors of Science from Syracuse University in 1986 and an MBA from Columbia University in 1995.”

4.	The biography of Martin Kremenstein set forth on page 71 of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

“Martin Kremenstein joined Deutsche Bank AG in August 2006, and serves as a Vice President in the Global Markets Investment Products Group with responsibility for providing currency and commodity-based investor solutions to the DB sales force in the Americas. Mr. Kremenstein serves as the Chief Operating Officer, Chief Investment Officer and Vice President of the Managing Owner. Prior to joining Deutsche Bank, Mr. Kremenstein worked for JPMorgan Chase from September 1998 to August 2006, initially in London and then, from June 2003, in New York. From February 2005 to August 2006, Mr. Kremenstein worked in Market Risk Management, covering the Credit Portfolio division initially as an Associate, and later as a Vice President. From September 1998 to February 2005, Mr. Kremenstein worked in various roles in Operations at JPMorgan Chase, including managing the Credit Portfolio Credit Hedge Analysis team, managing projects for the Credit Portfolio Market Hedge team, and managing P&L production for the Counterparty Risk Book (London). Mr. Kremenstein received his B.A. from the University of Leeds in 1998. Mr. Kremenstein is a principal and an associated person of the Managing Owner.”

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All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

DB COMMODITY SERVICES LLC

Managing Owner